Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into effective January 5, 2024 (the “Effective Date”) by and between, Life Time, Inc., a Minnesota corporation (together with any of its parents, subsidiaries or affiliates, collectively the “Company”), and Robert Houghton (“Executive” or “you”) (collectively the “Parties”).
RECITALS
WHEREAS, you currently serve as Executive Vice President, and wish to remain employed by the Company through January 5, 2024;
WHEREAS, the Company desires to continue to employ you through January 5, 2024, subject to the terms and conditions set forth in this Agreement;
WHEREAS, the parties have agreed, by mutual decision, that your employment with the Company will end on January 5, 2024;
WHEREAS, you and the Company entered into an Executive Employment Agreement on or around August 2022 (the “Employment Agreement”) that the parties wish to supersede and amend in part, specifically Section 4 entitled “Obligations of the Company Upon Termination;” and
NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive intending to be legally bound, acknowledge and agree as follows:
AGREEMENT
1.Separation of Employment. You and the Company have agreed that, effective January 5, 2024, your employment with the Company will end. Except as otherwise provided in this Agreement, all employment privileges and benefits will end as of the close of business on that date.
2.The Released Parties. The “Released Parties” include: the Company, any and all former or current parents, affiliates, subsidiaries, related companies, predecessors, successors, assigns, and each of their respective former or current officers, directors, shareholders, employees, attorneys, agents, insurers, employee benefit plans and fiduciaries of such plans, and other representatives. Through this Agreement, you are providing a release to all of the Released Parties.
3.Desired Resolution. The Parties enter into this Agreement because they desire to resolve any and all disputes, claims, and/or allegations, you or anyone on your behalf have made, or could have made, up through and including the date you sign this Agreement.

4.No Admission of and No Liability. This Agreement is not an admission by the Company that it has acted wrongfully or unlawfully, and the Parties agree that it will not be interpreted as such.
5.Separation Pay. In consideration for your releases and covenants in this Agreement, the Company will pay you, as Separation Pay, $505,000, less deductions and withholdings for state and federal taxes and normal payroll deductions. This consideration will be paid to you in one (1) lump sum no later than twenty (20) calendar days following the date the Company receives this Agreement signed by you, provided you do not rescind or revoke this Agreement as set forth below. You hereby acknowledge that you are not otherwise entitled to the Separation Pay provided for in this Paragraph, and that the Company has agreed to provide such Separation Pay solely as consideration for your signing, and not revoking and/or rescinding, this Agreement. The Company will issue you a W-2 for this Separation Pay.
6.Annual Bonus. In Section 2(b)(ii) of the Employment Agreement, entitled “Sign-on Bonus and Annual Cash Bonus,” the Parties set forth the terms regarding the amount and eligibility requirements for receiving an annual bonus. The eligibility requirements include the achievement of certain Company performance metrics and/or individual performance metrics as determined by the Board of Directors or the Compensation Committee. The Parties further acknowledge that the target bonus incentive amount for the Company’s 2023 annual bonus program for executive officers was already issued to you in Life Time Stock. Given that you will not be actively employed by the Company as of the payment date, you will not be eligible to receive any additional payouts of your 2023 annual bonus program. However, as consideration for your signing and not rescinding and/or revoking this Agreement, the Company agrees you will remain eligible to receive a bonus payout under the Company’s 2023 annual bonus program for executive officers if and to the extent the Company achieves greater than the already-provided target bonus opportunities. If the Board of Directors or the Compensation Committee were to exercise positive or negative discretion in the amount of the annual bonus compared to the previously approved performance metrics, you would be treated equally with such other executives with respect to the exercise of such discretion.
In the event you achieve a bonus in excess of the target bonus opportunity, the Parties agree that excess amount will not be issued in Life Time Stock and instead will be paid to you via a cash equivalent in a single lump sum no later than 30 days after the Compensation Committee’s approval of the Company’s 2023 financial results. You further acknowledge that the restrictive covenants set forth in Sections 7 through 9 of the Employment Agreement (as well as those set forth in the applicable stock option and restricted stock unit award agreements) remain in effect and enforceable.
7.Health Insurance Benefits Continuation. Following your separation date, to the extent permitted by law and the Company’s health insurance policies, you may voluntarily elect to continue your health insurance benefits (if any) under the federal COBRA law at your own expense for a period not to exceed eighteen (18) months. You will be provided with a separate notice of your COBRA rights. In further consideration for your releases and covenants contained in this Agreement, if you timely so elect to continue your health insurance benefits, the Company will pay the total cost of such coverage until June 2025, or until you become eligible for coverage under a new employer’s health insurance policies, whichever comes first. You acknowledge that you are not otherwise entitled to the Company’s payment of the total cost of the continuation of your health insurance benefits through June 2025, and that the Company has agreed to provide such payment solely as consideration for your signing this Agreement.
8.Club Membership Continuation. In further consideration for your releases and covenants contained in this Agreement, the Company will continue your current Life Time club membership through December 2024. You acknowledge that you are not otherwise entitled to the Company’s payment of the continuation of your club membership, and that the Company has agreed to provide such payment solely as consideration for your signing this Agreement.
9. Stock Options and Restricted Stock Units.  To the extent you have any outstanding options to purchase the Company’s common stock (“Options”) and/or restricted stock units (“RSUs”), the impact of the termination of your employment on your Options and RSUs will be governed by your applicable stock option agreement(s) and restricted stock unit award agreement(s) except as provided hereafter.  Your termination of employment will not constitute a termination of service by the Company for cause or a termination of service by you.
(a)    Pursuant to the Stock Option Grant Notice and Stock Option Agreement, dated March 9, 2023, by and between Life Time Group Holdings, Inc. (“Holdings”) and you (the “2023 Stock Option Agreement”), Holdings granted you the right to purchase 52,301 shares of common stock (the “2023 Option”), none of which has vested as of the Separation Date but was to vest in equal and cumulative installments on each of the first four anniversaries of the grant date; provided, that you remained continuously employed or engaged in active service by the Company through the applicable vesting dates. Solely as consideration for (and subject to) your signing, and not revoking and/or rescinding, this Agreement, the Company has agreed to allow 13,076 unvested shares of the 2023 Option that would have otherwise been forfeited to remain outstanding and vest on the first vesting date of March 9, 2024 as provided for in, and subject to, the 2023 Stock Option Agreement as though you had remained employed with the Company through such vesting date, and be eligible to be exercised in accordance with and subject to the terms of the 2023 Stock Option Agreement (including with respect to the expiration of the 2023 Option pursuant to Sections 3.3(a) but not Section 3.3(b), (c) and (d) therein). You hereby acknowledge that all of the 2023 Option would have otherwise been forfeited as of the Separation Date since you will not have continued employment or service with the Company through the vesting dates of your grant and that the remaining 39,225 unvested shares of the 2023 Option shall be forfeited as of the Separation Date pursuant to the terms of the 2023 Stock Option Agreement.
(b)    Pursuant to the Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement by and between Holdings and you, dated as of March 9, 2023 (the “2023 RSU Award Agreement”), Holdings granted to you 28,952 restricted stock units (the “2023 RSUs”), none of which have vested as of the Separation Date but were to vest in four equal annual installments beginning on the later of (a) the Board’s or the Compensation Committee’s determination, in coordination with the Audit Committee, of the Company’s performance under the 2023 Bonus Program and (b) the first full trading date following the release of the Company’s 2023 financial results; provided, that you remained continuously employed or engaged in service by the Company through the applicable vesting dates; provided, further, that the Company met certain performance criteria set forth in the 2023 RSU Award Agreement. As of the Separation Date,

the Company has not determined whether such performance criteria have been met. Solely as consideration for (and subject to) your signing, and not revoking and/or rescinding, this Agreement, the Company has agreed to allow 7,238 RSUs that would have otherwise forfeited to remain outstanding and vest on the first vesting date as provided for in, and subject to, the 2023 RSU Award Agreement as though you had remained employed with the Company through such vesting date (and be settled following the applicable vesting date in accordance with their terms and Section 409A of the Code), it being understood that some or all of such 7,238 RSUs will not vest and will be forfeited if the Company does not meet the performance criteria set forth in the 2023 RSU Award Agreement. Notwithstanding the foregoing, in the event the Company does not meet some or all of such performance criteria but determines to exercise discretion to allow some or all of the similarly granted restricted stock units for the Company’s other executives to nonetheless vest, you will be treated equally with such other executives. You hereby acknowledge that all of the 2023 RSUs would have otherwise been forfeited as of the Separation Date since you will not have continued employment or service with the Company through the vesting dates and that the remaining 21,714 unvested 2023 RSUs shall be forfeited as of the Separation Date pursuant to the terms of the 2023 RSU Award Agreement.
You hereby acknowledge that you are not otherwise entitled to the concessions set forth in the foregoing paragraphs and, except as set forth in the foregoing paragraphs, you acknowledge that all terms of the applicable award agreements remain in effect and enforceable, including, but not limited to, the restrictive covenants set forth therein.
10.Return of Company Property. You acknowledge that, on or before the date you sign this Agreement, you have returned all property of the Company in your possession, including, but not limited to, all files, memoranda, spreadsheets, lists, privileged information, documents, records, copies of the foregoing, any Company credit cards, scanner/fax machines, laptops, printers, copiers, phones, keys, access cards, and any other such property in your possession. You also acknowledge and agree that you have deleted all information and material of the Company from your personal electronic devices and accounts, including, but not limited to, all Company e-mail information from your cellular phone, and all Company information from your personal laptop. You acknowledge that this obligation is continuing and agree to promptly return to the Company (and delete) any subsequently discovered property to the Company.
11.Confidential Information. You agree to not divulge, furnish, or make accessible to anyone or use in any way any confidential, proprietary, or secret knowledge or information of the Company that you acquired during your employment with the Company, whether developed by you or by others, concerning: (a) any Company trade secrets; (b) any confidential, proprietary, or secret plans, developments, research, processes, designs, methods, or material (whether or not patented or patentable) of the Company; (c) any customer or supplier lists of the Company; (d) any strategic or other business, media, marketing, or sales plans, ideas, materials, or products of the Company; (e) any financial data or plans with respect to the Company; (f) any and all information, documentation, data, or material protected by the attorney-client or other privilege; and (g) any other confidential or proprietary information or secret aspects of the business of the Company. You acknowledge that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.
12.Notice Regarding Trade Secrets.  Notwithstanding the foregoing, you understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law.  You further understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, you understand that an individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
13.Confidentiality. You agree to keep the provisions of this Agreement confidential. You agree not to disclose any information concerning the provisions of this Agreement to any person or entity, including, but not limited to, any present or former employee of the Company. These confidentiality provisions are subject to the following exceptions: you may disclose the provisions of this Agreement to your attorneys, accountants, tax advisors, and spouse; in the course of legal proceedings involving the Company; or in response to a subpoena, court order, or inquiry by a government agency. You agree, however, that if any information concerning the provisions of this Agreement is revealed as permitted by this Paragraph, you shall inform the recipient of the information that it is confidential.
14.Release. In exchange for the covenants of the Company, you, on your own behalf and on the behalf of your heirs, attorneys, agents, insurers, administrators, executors, successors, assigns, and/or other representatives, agree to forever and do forever give up, release, and discharge any and all known and unknown claims, demands, actions, decisions, alleged omissions, events, liabilities, damages, and/or rights of any kind that you have and/or may have from the beginning of time up through and including the date you sign this Agreement against the Released Parties, including for compensation, damages and remedies of any kind, equitable or at law. Your release includes, but is not limited to, any and all claims you or anyone on your behalf made or could have made against the Released Parties.
You understand that this release includes, but is not limited to, claims under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq.; Minn. Stat. Chapter 181; claims brought under any other state, administrative, statutory, or codified law or regulation dealing with employment practices; Title VII of the Civil Rights Act, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. including amendments such as the Families First Coronavirus Response Act; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Immigration Reform and Control Act; the Occupational Safety and Health Act; the Genetic Information Non-Discrimination Act of 2008;

the Lily Ledbetter Fair Pay Act of 2009; Sections 1981 through 1988 of Title 42 of the U.S.C.; and any and all other federal, state, or local law, rule, statute, or regulation; and any of the above laws as amended, if applicable. You further understand that this release includes, but is not limited to, any and all claims that you have or may have for wrongful discharge, wrongful termination, violation of public policy, discrimination, harassment, breach of contract, failure to reasonably accommodate, failure to engage in the interactive process, failure to provide leave or protected time off, promissory estoppel or breach of an expressed or implied promise, misrepresentation or fraud, retaliation, reprisal, infliction of emotional distress, negligence, whistleblowing, defamation, or any other common law theory of recovery, all claims otherwise based on any other theory, whether legal or equitable, whether developed or undeveloped, arising from or related to your employment with the Company, your separation from employment with the Company, or any other claims, demands, actions, decisions, alleged omissions, events, liabilities, damages, and/or rights of any kind occurring up through and including the date you sign this Agreement.
You agree that you will not institute any lawsuit or arbitration proceeding against the Released Parties arising from or related to your employment with the Company, your separation from employment with the Company, or any other actions, decisions, alleged omissions, or events occurring up through and including the date you sign this Agreement, to the greatest extent permitted by law. However, nothing in this Agreement shall be construed to prevent you from filing a charge or complaint, including a challenge to the validity of this Agreement, with a governmental agency, from participating in or cooperating with any investigation conducted by a governmental agency, or from receiving an award for information provided to a government agency, or from participating in or cooperating with any investigation conducted by a governmental agency, including, but not limited to, the Equal Employment Opportunity Commission and the Minnesota Department of Human Rights.
15.Acceptance. The terms of this Agreement will be open for acceptance by you for a period of twenty-one (21) days during which time you may consult with an attorney and consider whether or not to accept this Agreement. You agree that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.
16.Right to Rescind/Revoke. You have the right to rescind this Agreement, only insofar as it extends to potential claims under the Minnesota Human Rights Act, by written notice to the Company within fifteen (15) calendar days following your signing of this Agreement. You also have the right to revoke this Agreement, only insofar as it extends to potential claims under the Age Discrimination in Employment Act, by written notice to the Company within seven (7) calendar days following your signing of this Agreement. Any such revocation and/or rescission must be in writing and hand-delivered to the Company, or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: Eric Buss, Executive Vice President & Chief Administrative Officer, Life Time, Inc., 2902 Corporate Place, Chanhassen, MN 55317.
You understand that if you exercise your right of rescission and/or revocation, the Company may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have rescinded and/or revoked. In the event the Company opts to nullify the entire Agreement, you understand that the

Company will have no obligations under this Agreement to you or others whose rights may derive from you.
17.Non-Disparagement. You agree that you will not disparage or defame any of the Released Parties orally or in writing to any third party, on any web, Internet, or social media site, or in any newspaper, media or other source of any kind.
18.Breach. If you breach any of the provisions of this Agreement, the Company shall have the right to terminate its obligations under this Agreement to you or others whose rights may derive from you.
19.Medicare Coverage/Acknowledgment. You affirm, covenant, and warrant that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this Paragraph) apply. You affirm, covenant and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses which Medicare has paid and for which the Released Parties are, or could be, liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any government entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.
20.No Bankruptcy/No Assignment of Rights. You agree that you have not filed for bankruptcy since you began your first period of employment with the Company, that you have not assigned to any person or entity your rights as it relates to your releases in this Agreement, and that you have the full authority to enter into this Agreement.
21.Cooperation Clause. You agree to cooperate with the Company in connection with any legal matters or investigations, if so requested by the Company. Such cooperation includes, without limitation, agreeing to make yourself available at the Company’s request to consult, advise and assist with respect to legal and business matters about which you had knowledge or responsibility during your employment with the Company, or about which the Company reasonably believes you have such knowledge or your assistance may be helpful. In performing your obligations to cooperate under this Agreement to testify or otherwise provide information, you will truthfully and completely provide requested information to the extent that you are able to do so. To the extent your obligations to cooperate under this Agreement requires your expenditure of more than de minimis time, the Company will compensate you for your time at a rate of $500 per hour. The Company’s obligation to pay you for your time is conditioned on your submission of documentation recording the date and amount of time expended by you as well as a general description of the activities in which you were engaged in fulfillment of your cooperation obligations. In addition, any and all reasonable expenses incurred by you in connection with performing your obligations to cooperate under this Agreement will be reimbursed by the Company upon your submission of suitable expense documentation and provided that any such expense is approved in advance in writing by the Company.
22.No Claims, Charges, or Lawsuits Filed. You represent and agree that, as of the date you sign this Agreement, you have not instituted or filed any lawsuit, charge, complaint, or claim of any kind against the Company or the Released Parties. You further agree that, as of the date you sign this agreement, you have not made any claim for sexual harassment against the Company or the Released Parties.
23.No Other Sums Due. You represent that, as of the date you sign this Agreement, the Company has paid you all salary, wages, overtime wages, commissions, bonuses, incentives, benefits, accrued and unused paid time off, including vacation (if any), and any other sums due to you arising out of your employment with the Company.
24.Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, and amended (the “Code”), and applicable Treasury Regulations issued thereunder. The Parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from you or any other individual to the Company or any of its affiliates, employees or agents. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to you during the six (6)-month period following your “separation from service” from the Company (within the meaning of Section 409A of the Code, a ”Separation from Service”) if the Company determines that at the time of your Separation from Service that you are a “specified employee” for purposes of Section 409A of the Code and paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.
25.Modification/Assignment. This Agreement may not be modified or assigned except by a writing signed by both Parties. You agree that you will not rely upon any oral statements or understandings relating to this Agreement and will never contend that this

Agreement was amended by any means other than a subsequent written agreement with the Company.
26.Arbitration. You understand and agree that any disputes which may arise regarding the interpretation or application of this Agreement, or that in any way relate to your employment relationship with the Company or the termination of that relationship, will be resolved through a process of binding arbitration (“Potential Claims”), except claims for temporary, preliminary, or interim injunctive relief arising in the period before an arbitrator is selected, including temporary restraining orders or preliminary injunctions, based, for example, on restrictive covenants and/or trade secrets. You agree not to bring or participate in any class arbitration, class action or collective action against the Company that asserts any of the Potential Claims. The arbitrator will be chosen from among a randomly selected panel of five retired Hennepin County or Minnesota federal judges who are registered Rule 114 qualified neutral arbitrators. Each side shall have the right to strike two arbitrators from the list. The remaining arbitrator shall arbitrate any dispute in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) and the Uniform Arbitration Act. The prevailing party in any arbitration shall be entitled to recover its attorneys’ fees and costs incurred to enforce this Agreement. This Agreement does not affect your right to file a charge with, make a complaint to, participate in a charge made to, or bring any matter to the attention of a federal, state, or local agency or administrative body; however, you can only seek monetary relief for a Potential Claim through the arbitration procedure outlined in this Agreement.
You agree to waive any and all rights to a trial by jury on the Potential Claims. You agree not to bring or participate in any class action or collective action against the Company in any forum, including but not limited to arbitration or court, that asserts, in whole or in part, any claims that arose before you signed this Agreement, whether or not such claims (if brought by you individually) are covered by this Agreement. However, you are not releasing your right to participate in any putative or certified class actions that were filed before you signed this Agreement.
27.Governing Law/Severability. This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, rule, or regulation, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted, and the balance of this Agreement shall remain in full force and effect.
28.No Limitations. Nothing in this Agreement shall limit any of the rights that the Company or any subsidiary has at law in connection with Executive’s obligations to it, all of which are preserved.
29.Entire Agreement. To the extent there is any conflict with the language of this Agreement, this Agreement amends and supersedes your Executive Employment Agreement, dated on or around August 2022, specifically Section 4 entitled “Obligations of the Company Upon Termination.” All other provisions in the Executive Employment Agreement, to the extent they do not conflict with the language in this Agreement, remain in effect and are incorporated by reference into this Agreement. This Agreement, together with the relevant provisions of the Executive Employment Agreement, and any applicable stock option and/or RSU agreements, set forth the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings between the Parties. Any modification of or addition to this Agreement must be in writing, signed by an officer of the Company and you.
30.Valid Agreement. You agree that this Agreement and its releases fully comply with the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefits Protection Act) (collectively referred to hereafter as the “ADEA”), the Minnesota Human Rights Act, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases. Specifically as it relates to the ADEA, you understand that this Agreement has to meet certain requirements to validly release any ADEA claims you might have, and you represent that all such requirements have been satisfied, including that: (a) this Agreement is written in a manner calculated to be understood by you; (b) you are specifically waiving ADEA rights; (c) you are not waiving ADEA rights arising after the date of your signing this Agreement; (d) you are receiving valuable consideration in exchange for execution of this Agreement that you would not otherwise be entitled to receive; (e) the Company is hereby, in writing, encouraging you to consult with your attorney before signing this Agreement; and (f) you received twenty-one (21) days to consider this Agreement and at least seven (7) days to revoke your release of claims under the ADEA.
31.No Unlawful Restriction. You understand and agree that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to and/or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this Agreement; (b) constitute an unlawful release or waiver of any of your rights under any laws; or (c) prevent, impede, or interfere with your ability or right to: (1) provide truthful testimony if under subpoena to do so; (2) file any charge or complaint (including a challenge to the validity of this Agreement) with, or participate in an investigation or proceeding conducted by, the EEOC and/or any other governmental entity; (3) receive an award for information provided to any government agencies; and/or (4) respond as otherwise required and/or provided for by law. Notwithstanding anything to the contrary in any paragraph of this Agreement, nothing in this Agreement is intended to be or shall be construed as a violation of any law.
32.Representation of Competency, Advice of Counsel, and Knowing and Voluntary Signature. You represent that you are fully and legally competent to execute this Agreement. You acknowledge having had the right and opportunity to review this Agreement with your own legal counsel to the extent you wish to do so. You acknowledge that you have read and fully understand this entire Agreement and knowingly and voluntarily agree to its terms and conditions. You acknowledge that neither the Company, nor any of the Released Parties or agents or attorneys thereof, have made any promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matters hereof to induce you to execute this Agreement, and acknowledge that you have not executed this Agreement in reliance upon any such promise, representation, or warranty.
33.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and together shall constitute one Agreement. Copies of this Agreement shall have the same force and effect as an original. Signatures by facsimile, .pdf, or other electronic imaging shall be deemed to constitute original signatures.

34.Acknowledgment. YOU AFFIRM THAT YOU HAVE READ THIS AGREEMENT. YOU ACKNOWLEDGE THAT YOU WERE PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TIME TO REVIEW THIS AGREEMENT AND CONSIDER WHETHER OR NOT TO ACCEPT IT PRIOR TO SIGNING IT. YOU AGREE THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO YOU, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY. YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: , 2024	ROBERT HOUGHTON
Dated: , 2024	LIFE TIME, INC. By: Its:

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